Exhibit 5.1

[Buchalter letterhead]

October 15, 2019

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California 95113

Re:	Heritage Commerce Corp

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Heritage Commerce Corp, a California corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,176,757 shares of the Company’s common stock (the “Shares”). The Shares subject to the Registration Statement are to be issued pursuant to the assumption of outstanding awards granted under the Presidio Bank Amended and Restated 2006 Stock Option Plan, as amended from time to time (the “2006 Plan”), and the Presidio Bank 2016 Equity Incentive Plan (the “2016 Plan”, and together with the 2006 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Articles of Incorporation, as amended, and Bylaws, as amended, the Plans, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the laws of the State of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement, and related prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to filing of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

BUCHALTER

/s/ Buchalter